UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 16, 2013

NorthStar Healthcare Income, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	No, 333-170802	No. 27-3663988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2013, NorthStar Healthcare Income, Inc. (the “Company”), through a subsidiary, purchased an additional $2.0 million pari passu participation interest (the “Additional Participation”) in an $11.25 million senior loan (the “Senior Loan”). The Additional Participation increases the size of the Company’s pari passu participation interest in the Senior Loan from $3.25 million (the “Previous Participation”) to $5.25 million (the “Participation”). The Company will purchase additional amounts of the Senior Loan, from time to time, as additional capital is raised, increasing the size of the Participation until the Company owns the entire Senior Loan.

The Senior Loan was originated on February 15, 2013 by an affiliate of NorthStar Realty Finance Corp., the Company’s sponsor (the “Sponsor”). The Participation was purchased at the Sponsor’s cost basis and was approved by the Company’s independent directors consistent with the Company’s conflict of interest policy. In connection with the purchase of the Previous Participation, the Company and the Sponsor entered into a participation agreement, which among other things, contains customary provisions to provide the Company with certain approval and consent rights for the Senior Loan. In connection with the Additional Participation, the Company and the Sponsor entered into the third amendment, dated August 16, 2013, to the original participation agreement for the sole purpose of increasing the amount of the Previous Participation.

The Senior Loan is secured by a 112-unit mixed independent living, assisted living and memory care facility located in Madera, California (the “Property”). The Property is situated in the middle of a 40-acre upscale single family home and multi-use area and is also located three-miles from the Madera Community Hospital. The Property is managed by an experienced operator who manages 47 properties, 33 of which are in California.

The Senior Loan bears interest at a floating rate of 7.0% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 1.0%, resulting in a minimum interest rate of 8.0% per annum. The Company will earn a fee equal to 1.0% of the outstanding principal amount at the time of repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the borrower, subject to the satisfaction of certain performance tests and the borrower paying a fee equal to 0.50% of the amount being extended for each extension option. The Senior Loan may be prepaid after the first 21 months, provided the borrower pays the remaining interest due on the amount prepaid through month 24. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

The Property’s loan-to-value ratio (“LTV Ratio”) was approximately 70% at the time of origination. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by the Company and its affiliates, if any, over the appraised value of the Property at origination.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “may,” “could” and “should” and similar expressions. These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements may not materialize or may vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the ability of the operator of the Property to effectively manage the Property, the ability of the borrower to comply with the terms of the Senior Loan, whether the borrower determines to extend the Senior Loan, the change in market rents for mid-acuity senior housing facilities in Madera, California, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: August 19, 2013	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary